Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 3, 2014

$[—]

Phoenix AutoCallable Notes due December 12, 2019

Linked to the Least Performing Reference Asset of the Dow Jones Industrial

AverageSM, the S&P MidCap 400® Index and the iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 9, 2014

Issue Date:	December 12, 2014

Final Valuation Date:*	December 9, 2019

Maturity Date:*	December 12, 2019

Contingent Coupon Payment Dates:*	With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.**

Observation Dates:*	The ninth calendar day of each March, June, September and December during the term of the Notes, beginning with March 9, 2015 (or, if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day) and ending on and including the Final Valuation Date.

Reference Assets:

The Dow Jones Industrial AverageSM, (the “DJIA Index”), the S&P MidCap 400® Index (the “S&P MidCap 400 Index”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”).

Each of the DJIA Index and the S&P MidCap 400 Index are referred to herein as an “Index” and collectively as the “Indices”. Each of the Indices and the Emerging Markets ETF are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”. Each Reference Asset has the Initial Level, Call Level and Coupon Barrier Level (each as defined below) set forth in the following table:

Reference Asset	Bloomberg Service Page	Initial Level	Call Level	Coupon Barrier Level	Barrier Level
DJIA Index	INDU <Index>	[—]	[—]	[—]	[—]
S&P MidCap 400 Index	MID <Index>	[—]	[—]	[—]	[—]
Emerging Markets ETF	EEM UP <Equity>	$[—]	$[—]	$[—]	$[—]

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions described below, and if you hold your Notes to maturity, you will receive a cash payment at maturity (in each case, subject to our credit risk) determined as follows:

•     If the Final Level of the Least Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note; and

•     If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If the Notes are not automatically called and the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to such decline of the Least Performing Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal (without taking into account any Contingent Coupon payments on the Notes). The payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset and the performance of the other Reference Assets will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.35%	97.65%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $915.00 and $947.40 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.35% of the principal amount of the notes, or $23.50per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Contingent Coupon:

The Contingent Coupon is equal to $26.25 per $1,000 principal amount note, which is 2.625% of the principal amount per Note (10.50% per annum).

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date.

If the Closing Level of any Reference Asset is less than its Coupon Barrier Level on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Coupon Payment Date.

Automatic Call:	If, on any Observation Date prior to the Final Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Call Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the applicable Call Settlement Date.

Call Settlement Date:*	The Contingent Coupon Payment Date following the applicable Observation Date on which an Automatic Call occurs.

Initial Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Initial Valuation Date, as noted in the table above.

Call Level:	With respect to each Reference Asset, 100% of its Initial Level, as noted in the table above.

Coupon Barrier Level:	With respect to each Reference Asset, 75.00% of its Initial Level (rounded to two decimal places), as noted in the table above.

Barrier Level:	With respect to each Reference Asset, 75.00% of its Initial Level (rounded to two decimal places), as noted in the table above

Final Level:	With respect to each Reference Asset, the Closing Level of such Reference Asset on the Final Valuation Date.

Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Contingent Coupon that will otherwise be due on the Call Settlement Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.

Closing Level:	With respect to a Reference Asset on any day, the closing price per share or closing level, as applicable, of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset.

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and with respect to the Emerging Markets ETF, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement.

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JY45 / US06741JY459

*	Subject to postponement, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-13 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS–4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Level of each Index: 100.00*

•	Hypothetical Initial Level of Emerging Markets ETF: $100.00*

•	Coupon Barrier Level for each Index: 75.00*

•	Coupon Barrier Level for the Emerging Markets ETF: $75.00*

•	Contingent Coupon: 2.625% of the principal amount per Note (10.50% per annum)

*	The hypothetical Initial Levels and Coupon Barrier Levels shown above were chosen for illustrative purposes only and do not represent likely Initial Levels or Coupon Barrier Levels for any Reference Asset. The actual Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level for each Reference Asset will be equal to 75.00% of its actual Initial Level (rounded to two decimal places).

For more information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” below.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
DJIA Index	95.00
S&P MidCap 400 Index	105.00
Emerging Markets ETF	$85.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $26.25, or 2.625% of the principal amount of your Notes, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of at least one Reference is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of at least one other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
DJIA Index	105.00
S&P MidCap 400 Index	70.00
Emerging Markets ETF	$90.00

Because the Closing Level of one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
DJIA Index	70.00
S&P MidCap 400 Index	65.00
Emerging Markets ETF	$50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of any Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Level of at least one Reference Asset was below its Call Level on the relevant Observation Date, the Notes would not be called on the related Contingent Coupon Payment Date. Your Notes will be automatically called only if the Closing Level of each Reference Asset on an Observation Date is greater than its respective Call Level.

PPS–5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Level of any Reference Asset on any Observation Date. We cannot predict the Closing Level of any such Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Contingent Coupon: $26.25 per $1,000 principal amount Note

•	Redemption Price: $1,000 plus the Contingent Coupon that is otherwise due on the Call Settlement Date.

•	Hypothetical Initial Level of each Index: 100.00*

•	Hypothetical Initial Level of the Emerging Markets ETF: $100.00*

•	Hypothetical Coupon Barrier Level for each Index: 75.00*

•	Hypothetical Coupon Barrier Level for the Emerging Markets ETF: $75.00*

•	Hypothetical Barrier Level for each Index: 75.00*

•	Hypothetical Barrier Level for the Emerging Markets ETF: $75.00*

*	The hypothetical Initial Levels, Coupon Barrier Levels and Barrier Levels shown above were chosen for illustrative purposes only and do not represent likely Initial Levels, Coupon Barrier Levels or Barrier Levels for any Reference Asset. The actual Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the actual Coupon Barrier Level and Barrier Level for each Reference Asset will be equal to 75.00% of its actual Initial Level (rounded to two decimal places).

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the first Observation Date.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	103.00	110.00	$107.00	$1,026.25 per $1,000 principal amount Note

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on the first Observation Dates, the investor receives a Contingent Coupon of $26.25 per $1,000 principal amount Note on the related Contingent Coupon Payment Date.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the first Observation Date, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $26.25 per Note otherwise due on such date (for a total Redemption Price of $1,026.25 per $1,000 principal amount Note payable on the Call Settlement Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 2: The Notes are automatically called on the fifth Observation Date.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	73.00	110.00	$107.00	$0.00 per $1,000 principal amount Note
2	85.00	95.00	$102.00	$26.25 per $1,000 principal amount Note
3	68.00	102.00	$85.00	$0.00 per $1,000 principal amount Note
4	89.00	90.00	$70.00	$0.00 per $1,000 principal amount Note
5	106.00	110.00	$105.00	$1,026.25 per $1,000 principal amount Note

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on the second and fifth Observation Dates, the investor receives a Contingent Coupon of $26.25 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the fifth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $26.25 per Note otherwise due on such date (for a total Redemption Price of $1,026.25 per $1,000 principal amount Note payable on the Call Settlement Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS–6

Example 3: The Notes are automatically called on the tenth Observation Date.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	73.00	110.00	$107.00	$0.00 per $1,000 principal amount Note
2	85.00	95.00	$102.00	$26.25 per $1,000 principal amount Note
3	68.00	102.00	$85.00	$0.00 per $1,000 principal amount Note
4	89.00	90.00	$70.00	$0.00 per $1,000 principal amount Note
5	106.00	110.00	$95.00	$26.25 per $1,000 principal amount Note
6	85.00	75.00	$65.00	$0.00 per $1,000 principal amount Note
7	75.00	60.00	$103.00	$0.00 per $1,000 principal amount Note
8	80.00	90.00	$100.00	$26.25 per $1,000 principal amount Note
9	70.00	95.00	$93.00	$0.00 per $1,000 principal amount Note
10	102.00	110.00	$120.00	$1,026.25 per $1,000 principal amount Note

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on the second, fifth, eighth and tenth Observation Dates, the investor receives a Contingent Coupon of $26.25 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the tenth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $26.25 per Note otherwise due on such date (for a total Redemption Price of $1,026.25 per $1,000 principal amount Note payable on the Call Settlement Date).

The Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Example 4: The Notes are automatically called on the fifteenth Observation Date.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	73.00	110.00	$107.00	$0.00 per $1,000 principal amount Note
2	85.00	95.00	$102.00	$26.25 per $1,000 principal amount Note
3	68.00	102.00	$85.00	$0.00 per $1,000 principal amount Note
4	89.00	90.00	$70.00	$0.00 per $1,000 principal amount Note
5	106.00	110.00	$95.00	$26.25 per $1,000 principal amount Note
6	85.00	75.00	$65.00	$0.00 per $1,000 principal amount Note
7	75.00	60.00	$103.00	$0.00 per $1,000 principal amount Note
8	80.00	90.00	$100.00	$26.25 per $1,000 principal amount Note
9	70.00	95.00	$93.00	$0.00 per $1,000 principal amount Note
10	92.00	110.00	$120.00	$26.25 per $1,000 principal amount Note
11	82.00	85.00	$90.00	$26.25 per $1,000 principal amount Note
12	60.00	90.00	$101.00	$0.00 per $1,000 principal amount Note
13	80.00	73.00	$70.00	$0.00 per $1,000 principal amount Note
14	105.00	95.00	$70.00	$0.00 per $1,000 principal amount Note
15	110.00	105.00	$107.00	$1,026.25 per $1,000 principal amount Note

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on the second, fifth, eighth, tenth, eleventh and fifteenth Observation Dates, the investor receives a Contingent Coupon of $26.25 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of each Reference Asset is equal to or greater than its Call Level on the fifteenth Observation Date, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $26.25 per Note otherwise due on such date (for a total Redemption Price of $1,026.25 per $1,000 principal amount Note payable on the Call Settlement Date).

PPS–7

The Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 5: The Notes are NOT automatically called and the Final Level of the Least Performing Reference Asset is not less than its Barrier Level.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	93.00	110.00	$107.00	$26.25 per $1,000 principal amount Note
2	65.00	95.00	$102.00	$0.00 per $1,000 principal amount Note
3	68.00	102.00	$85.00	$0.00 per $1,000 principal amount Note
4	89.00	90.00	$80.00	$26.25per $1,000 principal amount Note
5	106.00	110.00	$70.00	$0.00 per $1,000 principal amount Note
6	85.00	75.00	$65.00	$0.00 per $1,000 principal amount Note
7	75.00	60.00	$103.00	$0.00 per $1,000 principal amount Note
8	80.00	90.00	$100.00	$26.25 per $1,000 principal amount Note
9	70.00	95.00	$93.00	$0.00 per $1,000 principal amount Note
10	92.00	110.00	$120.00	$26.25 per $1,000 principal amount Note
11	82.00	85.00	$90.00	$26.25 per $1,000 principal amount Note
12	60.00	90.00	$101.00	$0.00 per $1,000 principal amount Note
13	80.00	73.00	$70.00	$0.00 per $1,000 principal amount Note
14	105.00	95.00	$70.00	$0.00 per $1,000 principal amount Note
15	90.00	105.00	$107.00	$26.25 per $1,000 principal amount Note
16	70.00	115.00	$110.00	$0.00 per $1,000 principal amount Note
17	100.00	95.00	$65.00	$0.00 per $1,000 principal amount Note
18	98.00	108.00	$70.00	$0.00 per $1,000 principal amount Note
19	90.00	105.00	$68.00	$0.00 per $1,000 principal amount Note
20 (Final Valuation Date)	90.00	115.00	$103.00	$1,026.25 per $1,000 principal amount Note

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level on the first, fourth, eighth, tenth, eleventh, fifteenth and final Observation Dates, the investor receives a Contingent Coupon of $26.25 per $1,000 principal amount Note on the related Contingent Coupon Payment Dates. Because, however, the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Level of at least Reference Asset is less than its Call Level on each Observation Date prior to the Final Valuation Date, the Notes are not automatically called prior to maturity.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $26.25 per Note otherwise due on such date (for a total Redemption Price of $1,026.25 per $1,000 principal amount Note payable on the Call Settlement Date).

Because the Reference Asset Return of the DJIA Index of -10.00% is lower than the Reference Asset Return of the S&P MidCap 400 Index and the Emerging Markets ETF, the DJIA Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Barrier Level, the investor receives a cash payment at maturity of $1,000 per $1,000 principal amount Note that they hold (plus the Contingent Coupon that is otherwise due on the Maturity Date).

PPS–8

Example 6: The Notes are NOT automatically called and the Final Level of the Least Performing Reference Asset is less than its Barrier Level.

	Closing Level
Obs. Date	DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	Payment (per Note)
1	63.00	110.00	$107.00	$0.00 per $1,000 principal amount Note
2	65.00	95.00	$102.00	$0.00 per $1,000 principal amount Note
3	68.00	102.00	$85.00	$0.00 per $1,000 principal amount Note
4	89.00	70.00	$80.00	$0.00 per $1,000 principal amount Note
5	106.00	60.00	$70.00	$0.00 per $1,000 principal amount Note
6	105.00	75.00	$65.00	$0.00 per $1,000 principal amount Note
7	75.00	60.00	$103.00	$0.00 per $1,000 principal amount Note
8	80.00	50.00	$100.00	$0.00 per $1,000 principal amount Note
9	70.00	55.00	$93.00	$0.00 per $1,000 principal amount Note
10	92.00	70.00	$80.00	$0.00 per $1,000 principal amount Note
11	62.00	85.00	$70.00	$0.00 per $1,000 principal amount Note
12	60.00	90.00	$101.00	$0.00 per $1,000 principal amount Note
13	70.00	83.00	$70.00	$0.00 per $1,000 principal amount Note
14	55.00	95.00	$70.00	$0.00 per $1,000 principal amount Note
15	90.00	74.00	$107.00	$0.00 per $1,000 principal amount Note
16	70.00	99.00	$80.00	$0.00 per $1,000 principal amount Note
17	90.00	80.00	$65.00	$0.00 per $1,000 principal amount Note
18	78.00	69.00	$83.00	$0.00 per $1,000 principal amount Note
19	58.00	85.00	$68.00	$0.00 per $1,000 principal amount Note
20 (Final Valuation Date)	75.00	65.00	$105.00	$650.00 per $1,000 principal amount Note

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date, the investor does not receive a Contingent Coupon on any Contingent Coupon Payment Date.

Because the Closing Level of at least one Reference Assets is less than its Call Level on each Observation Date, the Notes are not automatically called prior to maturity.

Because the Reference Asset Return of the S&P MidCap 400 Index of -35.00% is lower than the Reference Asset Return of the DJIA Index and the Emerging Markets ETF, the S&P MidCap 400 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, the investor receives a payment at maturity of $650.00 per $1,000.00 principal amount Note that they hold, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -35.00%] = $650.00

Example 6 demonstrates that if the Notes are not called prior to maturity, and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and an investor will lose some or all of their investment in the Notes. Example 6 further demonstrates that if the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date, the investor will not receive any Contingent Coupons during the term of the Notes.

You may not receive any Contingent Coupons during the term of the Notes, and you may lose up to 100% of the principal amount of your Notes at maturity.

PPS–9

Additional Examples Where the Notes Are Not Automatically Called Prior to Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been automatically called prior to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level			Reference Asset Return
DJIA Index	S&P MidCap 400 Index	Emerging Markets ETF	S&P MidCap 400 Index	Emerging Markets ETF	S&P MidCap 400 Index	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity*
150.00	170.00	160.00	50.00%	70.00%	60.00%	50.00%	$1,000.00
150.00	140.00	160.00	50.00%	40.00%	60.00%	40.00%	$1,000.00
170.00	150.00	130.00	70.00%	50.00%	30.00%	30.00%	$1,000.00
160.00	120.00	130.00	60.00%	20.00%	30.00%	20.00%	$1,000.00
110.00	115.00	140.00	10.00%	15.00%	40.00%	10.00%	$1,000.00
115.00	130.00	100.00	15.00%	30.00%	0.00%	0.00%	$1,000.00
95.00	90.00	$105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,000.00
103.00	115.00	$80.00	3.00%	15.00%	-20.00%	-20.00%	$1,000.00
110.00	75.00	$99.00	10.00%	-25.00%	-1.00%	-25.00%	$1,000.00
70.00	105.00	$90.00	-30.00%	5.00%	-10.00%	-30.00%	$700.00
110.00	60.00	$65.00	10.00%	-40.00%	-35.00%	-40.00%	$600.00
50.00	90.00	$110.00	-50.00%	-10.00%	10.00%	-50.00%	$500.00
95.00	105.00	$40.00	-5.00%	5.00%	-60.00%	-60.00%	$400.00
50.00	30.00	$85.00	-50.00%	-70.00%	-15.00%	-70.00%	$300.00
110.00	85.00	$20.00	10.00%	-15.00%	-80.00%	-80.00%	$200.00
40.00	10.00	$95.00	-60.00%	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	$50.00	5.00%	-100.00%	-50.00%	-100.00%	$0.00

*	Per $1,000 principal amount Note, and excluding the Contingent Coupon payable on the Maturity Date, if one is due.

Example 7: The Final Level of the DJIA Index is 110.00, the Final Level of the S&P MidCap 400 Index is 115.00 and the Final Level of the Emerging Markets ETF is $140.00.

Because the DJIA Index has the lowest Reference Asset Return, the DJIA Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $26.25 that is otherwise due on the Maturity Date).

Example 8: The Final Level of the DJIA Index is 103.00, the Final Level of the S&P MidCap 400 Index is 115.00 and the Final Level of the Emerging Markets ETF is $80.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets ETF is the Least Performing Reference Asset. Although the Final Level of the Least Performing Reference Because the Final Level of the Least Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon of $26.25 that is otherwise due on the Maturity Date).

Example 9: The Final Level of the DJIA Index is 110.00, the Final Level of the S&P MidCap 400 Index is 60.00 and the Final Level of the Emerging Markets ETF is $65.00.

Because the S&P MidCap 400 Index has the lower Reference Asset Return, the S&P MidCap 400 Index is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 9 demonstrates that if the Notes are not automatically called and if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. In such a circumstance, you will lose some or all of your principal, regardless of the performance of the other Reference Assets. Your payment at maturity will be calculated based solely on the Reference Asset Return of the Least Performing Reference Asset, and your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Returns of the other Reference Assets are higher than that of the Least Performing Reference Asset.

If the Notes are not called prior to maturity, you may lose up to 100% of your investment in the Notes.

PPS–10

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—In the event that a Observation Date or the Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs with respect to any Reference Asset on such date, the Observation Date or Final Valuation Date (as applicable) will postponed to the next following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will the relevant date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level of such Reference Asset on such fifth day and will make an estimate of the Closing Level of any Reference Asset that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date is postponed, the Contingent Coupon Payment Date following such Observation Date will be postponed until the fifth business day following the Observation Date (as postponed). If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. No interest will accrue as a result of the postponement of any Contingent Coupon Payment Date or the Maturity Date for any reason.

For a description of what constitutes a Market Disruption Event with respect to the Emerging Markets ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see the following sections of the accompanying prospectus supplement:

•	For a description of further adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

•	For a description of further adjustments that may affect the Emerging Markets ETF and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Downside Exposure to the DJIA Index, the S&P MidCap 400 Index and the Emerging Markets ETF—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The DJIA Index is a price-weighted index comprised of 30 common stocks and serves as a measure of the entire United Stated market. The S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “Emerging Markets Index”). For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital

PPS–11

gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS–12

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Significant Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Least Performing Reference Asset is less than its Barrier Level. If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•	Potential Positive Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes. You will not participate in any appreciation in the value of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is due in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

•	You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on an Observation Date is equal to or greater than its applicable Call Level on such date, as described above. In the event that the Notes are automatically called prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•	Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price or Level of any Reference Asset at Any Time Other than the Closing Levels of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Levels of the Reference Assets on each Observation Date. Accordingly, if the price or level of any Reference Asset dropped on any Observation Date such that the Closing Level of such Reference Asset falls below the applicable Call Level, your Notes will not be called on the related Contingent Coupon Payment Date.

•	If Your Notes Are Not Called Prior to Maturity, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Least Performing Reference Asset—If the Notes are not automatically called, the determination of the Reference Asset Return of the Least Performing Reference Asset and, therefore, the payment at maturity will not be made based on any price or level of the Reference Assets other than the Final Level of the Least Performing Reference Asset (as compared to its Initial Level). Therefore, if the Notes are not automatically called and if the Closing Level of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop.

PPS–13

•	No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in any of the Reference Assets or the underlying constituents or components of the Reference Assets. The return on your Notes will not reflect the return you would realize if you actually purchased the Reference Assets or underlying constituents or components of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Emerging Markets ETF, the securities held in the Emerging Markets ETF’s portfolio, or the stocks comprising either Index would have.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

•	Management risk. This is the risk that the respective investment strategies for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

•	Underperformance Risk. The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform, its underlying index. The Emerging Markets ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Emerging Markets ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index.

•	Non-U.S. Securities Market Risk—Some or all of the equity securities that are held by the Emerging Markets ETF have been issued by non- U.S. issuers. Investments in securities linked to the value of non-U.S. securities involve risks associated with the securities markets in those countries. In particular securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to such securities, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	An Investment in the Notes Involves Currency Exchange Risk—Some or all of the equity securities that are held by the Emerging Markets ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks held in the Emerging Markets ETF’s portfolio are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which securities held by the Emerging Markets ETF are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	An Investment in the Notes Involves Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

PPS–14

•	The Notes Are Subject to Risks Associated With Mid-Capitalization Stocks—As noted above, the S&P MidCap 400 Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The stock prices of mid-sized companies may be more volatile than stock prices of large capitalization companies. Mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

PPS–15

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that your receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices or levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets or their components, as applicable;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–16

The Dow Jones Industrial AverageSM

As noted above, the DJIA Index is a price-weighted index comprised of 30 common stocks. The DJIA Index serves as a measure of the entire United States market, including such sectors as financial services, technology, retail, entertainment and consumer goods.

For more details about the DJIA Index, the index sponsor and license agreement between the index sponsor and the issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Dow Jones Industrial AverageSM” and “Risk Factors” on page IS-16 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the DJIA Index

You should not take the historical levels of the DJIA Index as an indication of the future performance of the DJIA Index. The level of the DJIA Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the DJIA Index during any period shown below is not an indication that the DJIA Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the DJIA Index. The actual performance of the DJIA Index over the life of the notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 (through December 2, 2014). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	13,056.72	11,740.15	12,262.89
June 30, 2008	13,058.20	11,346.51	11,350.01
September 30, 2008	11,782.35	10,365.45	10,850.66
December 31, 2008	10,831.07	7,552.29	8,776.39
March 31, 2009	9,034.69	6,547.05	7,608.92
June 30, 2009	8,799.26	7,761.60	8,447.00
September 30, 2009	9,829.87	8,146.52	9,712.28
December 31, 2009	10,548.51	9,487.67	10,428.05
March 31, 2010	10,907.42	9,908.39	10,856.63
June 30, 2010	11,205.03	9,774.02	9,774.02
September 30, 2010	10,860.26	9,686.48	10,788.05
December 31, 2010	11,585.38	10,751.27	11,577.51
March 31, 2011	12,391.25	11,613.30	12,319.73
June 30, 2011	12,810.54	11,897.27	12,414.34
September 30, 2011	12,724.41	10,719.94	10,913.38
December 31, 2011	12,294.00	10,655.30	12,217.56
March 31, 2012	13,252.76	12,359.92	13,212.04
June 30, 2012	13,279.32	12,101.46	12,880.09
September 30, 2012	13,596.93	12,573.27	13,437.13
December 31, 2012	13,610.15	12,542.38	13,104.14
March 31, 2013	14,578.54	13,328.85	14,578.54
June 30, 2013	15,409.39	14,537.14	14,909.60
September 30, 2013	15,676.94	14,776.13	15,129.67
December 31, 2013	16,576.66	14,776.53	16,576.66
March 31, 2014	16,530.94	15,372.80	16,457.66
June 30, 2014	16,947.08	16,026.75	16,826.60
September 30, 2014	17,279.74	16,368.27	17,042.90
December 2, 2014*	17,879.55	16,117.24	17,879.55

*	For the period commencing on October 1, 2014 and ending on December 2, 2014

PPS–17

The following graph sets forth the historical performance of DJIA Index the based on daily Closing Levels from January 1, 2008 through December 2, 2014. The Closing Level of the DJIA Index on December 2, 2014 was 17,879.55.

Historical Performance of the Dow Jones Industrial AverageSM

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–18

The S&P MidCap 400® Index

General

All information regarding the S&P MidCap 400 Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400 Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The S&P MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the S&P MidCap 400 Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the S&P MidCap 400 Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

For a description of the methodology used for the calculation and maintenance of the S&P MidCap 400 Index, including a description of the “investable weight factor” that is utilized to calculate the level of the S&P MidCap 400 Index on a “float-adjusted” basis, please see the description of the S&P 500® Index, which is also applicable to the S&P MidCap 400 Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P MidCap 400 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P MidCap 400 Index is the licensing of the S&P MidCap 400 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P MidCap 400 Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P MidCap 400 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the S&P MidCap 400 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the S&P MidCap 400 Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P MidCap 400 Index. It is possible that this trading activity will affect the value of the S&P MidCap 400 Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P MIDCAP 400 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P MIDCAP 400 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

PPS–19

Historical Performance of the S&P MidCap 400 Index

You should not take the historical levels of the S&P MidCap 400 Index as an indication of the future performance of the S&P MidCap 400 Index. The level of the S&P MidCap 400 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the S&P MidCap 400 Index during any period shown below is not an indication that the S&P MidCap 400 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P MidCap 400 Index. The actual performance of the S&P MidCap 400 Index over the life of the notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 (through December 2, 2014). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	847.56	744.89	779.51
June 30, 2008	897.27	797.80	818.99
September 30, 2008	824.99	698.21	727.29
December 31, 2008	718.88	417.12	538.28
March 31, 2009	559.37	404.62	489.00
June 30, 2009	598.71	494.45	578.14
September 30, 2009	706.30	546.53	691.02
December 31, 2009	739.71	659.15	726.67
March 31, 2010	799.95	692.52	789.90
June 30, 2010	849.82	711.73	711.73
September 30, 2010	802.10	700.16	802.10
December 31, 2010	913.20	795.50	907.25
March 31, 2011	989.05	909.76	989.05
June 30, 2011	1,015.26	929.57	978.64
September 30, 2011	1,011.65	775.07	781.26
December 31, 2011	912.99	744.98	879.16
March 31, 2012	1,005.22	885.52	994.30
June 30, 2012	1,001.65	891.32	941.64
September 30, 2012	1,026.85	914.97	989.02
December 31, 2012	1,030.15	945.96	1,020.43
March 31, 2013	1,153.68	1,046.32	1,153.68
June 30, 2013	1,214.89	1,104.79	1,160.82
September 30, 2013	1,257.72	1,170.68	1,243.85
December 31, 2013	1,342.53	1,222.86	1,342.53
March 31, 2014	1,389.21	1,265.61	1,378.50
June 30, 2014	1,432.94	1,318.50	1,432.94
September 30, 2014	1,445.16	1,365.31	1,370.97
December 2, 2014*	1,454.22	1,288.10	1,432.64

*	For the period commencing on October 1, 2014 and ending on December 2, 2014

PPS–20

The following graph sets forth the historical performance of S&P MidCap 400 Index the based on daily Closing Levels from January 1, 2008 through December 2, 2014. The Closing Level of the S&P MidCap 400 Index on December 2, 2014 was 1,432.64.

Historical Performance of the S&P MidCap 400® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–21

The iShares® MSCI Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2013 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The Emerging Markets ETF is an investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF. The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus. In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the Emerging Markets Index. The Emerging Markets ETF holds equity securities traded primarily in the global emerging markets. The Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of December 1, 2014, the Emerging Markets ETF’s top holdings by country were China (20.13%), South Korea (14.50%), Taiwan (12.34%), Brazil (9.32%), South Africa (7.78%), India (7.33%), Mexico (5.08%), Russian Federation (3.98%), Malaysia (3.61%), Indonesia (2.70%) and Thailand (2.52%). As of December 1, 2014, the Emerging Markets ETF’s three largest sectors by holdings were Financials (28.23%), Information Technology (17.79%) and Consumer Discretionary (9.41%).

The Emerging Markets ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Emerging Markets Index. The Emerging Markets ETF generally invests at least 90% of its assets in securities of the Emerging Markets Index and depository receipts representing securities in the Emerging Markets Index. In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Emerging Markets Index, and generally does not hold all of the equity securities included in the Emerging Markets Index. The Emerging Markets ETF invests in a representative sample of securities that collectively has an investment profile similar to the Emerging Markets Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Emerging Markets Index.

Correlation

The Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Emerging Markets ETF’s portfolio and the Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the Emerging Markets ETF but not to the Emerging Markets Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the Emerging Markets ETF’s portfolio and the Emerging Markets Index. BFA expects that, over time, the Emerging Markets ETF’s tracking error will not exceed 5%. The Emerging Markets ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Emerging Markets Index.

PPS–22

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS–23

Historical Performance of the Emerging Markets ETF

You should not take the historical prices of the Emerging Markets ETF as an indication of the future performance of the Emerging Markets ETF. The price of the Emerging Markets ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Emerging Markets ETF during any period shown below is not an indication that the price of the Emerging Markets ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Emerging Markets ETF. The actual performance of the Emerging Markets ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 (through December 2, 2014). We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 2, 2014*	42.44	40.27	40.76

*	For the period commencing on October 1, 2014 and ending on December 2, 2014

PPS–24

The following graph sets forth the historical performance of the Emerging Markets ETF based on daily closing prices from January 1, 2008 through December 2, 2014. The Closing Level of the Emerging Markets ETF on December 2, 2014 was $40.76.

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–25